EXHIBIT 99.1

                  Immediate
                  Patrick Farrell
                  314/877-7095

                            RALCORP HOLDINGS TO SELL
                    SKI AND RESORT OPERATIONS TO VAIL RESORTS

St. Louis, MO, July 23, 1996 . . . Ralcorp Holdings, Inc., today announced that it has reached a definitive agreement to sell its Ralston Resorts ski subsidiary to Vail Resorts, Inc., for stock and assumed debt. The transaction, valued in excess of $310 million, would create the premier mountain resort company in North America.

Vail Resorts owns Vail ski area and Beaver Creek Resort and Ralcorp's Ralston Resorts operation is comprised of Keystone, Arapahoe Basin and Breckenridge ski areas and extensive related real estate holdings. Annually the newly combined company would generate approximately five million skier days, $300 million in revenues and substantial cash flow from resort operations.

The transaction, which has been approved by the Boards of Directors of both companies, would be comprised of an approximate 25 percent ownership interest by Ralcorp in the new ski company as well as the assumption of $165 million in Ralcorp debt by the new company.

Joe Micheletto, Ralcorp's Co-Chief Executive Officer, Chief Financial Officer and the corporate officer responsible for Ralston Resorts, said; "With today's announcement, we would effectively merge two of the best operators in the ski industry and realize full value of our Ralston Resorts subsidiary for Ralcorp shareholders. The sale would also greatly enhance the financial position of Ralcorp Holdings because we would use the $165 million in tax-free proceeds to pay down debt. The remaining value would come in the form of an equity interest in an improved ski company that would offer greater operating efficiencies and tremendous real estate development opportunities," Micheletto added. "All told, we believe this transaction would be overwhelmingly in the best interest of Ralcorp shareholders as well as the owners of the newly combined ski company."

Andy Daly, President of Vail Resorts, said; "This union of two of the top ski operations has the potential to transform the ski industry. We would now have five different skiing and vacation experiences aimed at different clientele. No other place in North America, and perhaps the world, would offer such a variety of winter sports and recreational opportunities. The joining of Vail Resorts and Ralston Resorts would also create a Colorado ski company that can offer the products and resources needed to compete for the national and international destination skier."

The completion of the ski transaction is subject to government consent pursuant to the Hart-Scott-Rodino Act and other appropriate approvals and is expected to close during the fall of 1996. Vail Resorts, Inc., also announced its intentions to amend its recently filed S-2 Registration Statement with the Securities and Exchange Commission to include ownership of Ralston Resorts and will proceed with plans to take the combined ski company public. The investment banking groups of Salomon Brothers Inc, Chicago, represented Ralcorp Holdings and Bear, Stearns & Co., New York, represented Vail Resorts in the negotiations.